Exhibit 10.19

SEVERANCE AGREEMENT AND FULL WAIVER AND RELEASE

This SEVERANCE AGREEMENT AND FULL WAIVER AND RELEASE (“Agreement”) sets forth the agreement reached between FREDERICK JACOBS (“Employee”) and APHTON CORPORATION (“Company”).

1. Employment Termination. Employee’s last day of work was June 30, 2005 (the “Termination Date”). Employee represents that he has returned all keys, passes, credit cards and other property of the Company, including all documents, computer discs, tapes and other materials that relate to the business of the Company, and will otherwise has complied with the normal employment termination procedures of the Company.

2. Consideration to Employee. A. In consideration for the promises set forth in this Agreement and Employee’s execution of this Agreement, but subject to Paragraph 8 of this Agreement entitled Review and Revocation Period, Company shall pay to Employee a severance amount equal to $110,769.24 (less deductions, withholdings, and other payments required under applicable law) within fifteen (15) days of the Effective Date (as defined in Paragraph 8). Employee agrees that this is adequate consideration for the promises he is making in this Agreement and the rights and claims he is waiving and releasing under this Agreement.

B. As additional consideration, the Company agrees that notwithstanding the terms of any individual agreement, the vesting period of all stock options held by the Employee on the Effective Date which remain unvested shall be accelerated such that all such unvested stock options shall be fully vested as of the Effective Date. In addition, the Company agrees that notwithstanding any early termination provisions set forth in any option grant letter or option award agreement issued to Employee by the Company, all stock options held by Employee on the Effective Date shall remain exercisable until the scheduled expiration of the stock options, as provided in such letters or agreements, as the case may be.

Employee	Company

3. Consideration to the Company. In consideration for the promises set forth in this Agreement:

A. General Release

(1) Waiver and Release. Employee voluntarily and knowingly agrees that he, on behalf of himself and his representatives, agents, heirs, and assigns, waives and releases and forever discharges the Company, including its parent and subsidiary corporations, affiliates, all related domestic and foreign businesses, entities, corporations, and partnerships, as well as all current and former directors, officers, executives, shareholders, partners, employees, successors in interest, predecessors, representatives, agents, insurers, and assigns from any and all claims, rights, and causes of action, in law or in equity, of any kind whatsoever, including, but not limited to, claims arising under Title VII of the Civil Rights Act, the Americans With Disabilities Act, the Older Workers Benefit Protection Act, and the Age Discrimination in Employment Act, which Employee has or may have against the Company from the beginning of the world until the Effective Date, whether such claims, rights, or causes of action are now known or are later discovered. Employee declares and represents that he has not suffered any on-the-job injuries or work-related accidents or injuries, occupational diseases or disabilities, whether temporary, permanent, partial, or total.

(2) Covenant Not to Sue. Employee voluntarily and knowingly agrees that he, on behalf of himself and his spouse, representatives, agents, heirs, and assigns, promises never to file a lawsuit or assist in or commence any action asserting any claims, rights, liabilities, damages, losses, demands, obligations, and causes of action, in law or in equity, of any kind whatsoever, which have been released hereunder.

(3) Known or Unknown Claims. The parties understand and expressly agree that this Agreement extends to all claims of every nature and kind, known or unknown, or suspected or unsuspected, past, present, or future, arising from or attributable to any conduct of the Company and its successors, subsidiaries, and affiliates, and all their current, former, and future directors, officers, executives, shareholders, partners, employees, successors in interest, predecessors, representatives, agents, insurers, attorneys, and assigns, whether known by Employee or whether or not Employee believes he may have any claims.

(4) Exceptions from Release. Notwithstanding the generality of the foregoing, Employee does not release the following claims:

(a) Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of the federal law known as COBRA;

Employee	Company

(b) Claims to any benefit entitlements vested as of the Termination Date, pursuant to written terms of any Company employee benefit plan; and

(c) Claims to indemnity for his actions as an employee of the Company, to the extent permitted by the Company’s by-laws and by Pennsylvania law.

B. Confidential Information, Non-Competition and Non-Solicitation of the Company.

(1) Agreement Not to Disclose Confidential Information. Employee acknowledges he has read and understands the Company’s Statement of Policy Regarding Confidential Information (“Confidentiality Policy”), which is attached hereto as Exhibit “A” and incorporated herein by reference, and acknowledges and agrees that he has been and will continue to be bound by, and will comply with, the Confidentiality Policy at all times on and subsequent to the Termination Date. Employee further agrees at all times on and subsequent to the Termination Date to hold the terms and conditions of this Agreement in trust and confidence, and will not use any Confidential Information (as defined in the Confidentialtiy Policy) for any purpose, or disclose any such Confidential Information to any third party, unless authorized to do so in writing by the Chief Executive Officer of the Company. In addition, Employee shall keep the terms of this Agreement in trust and confidence.

(2) Agreement to Comply with Company Policy Regarding Inventions and Ideas. Employee acknowledges he has read and understands the Company’s Policy Regarding Inventions and Ideas (“Inventions Policy”), which is attached hereto as Exhibit “B” and incorporated herein by reference. Employee acknowledges and agrees that at all times on and subsequent to the Termination Date, he has been and will continue to be bound by, and will comply with, the Inventions Policy.

(3) Agreement Not to Compete. Employee agrees that for a period of two (2) years following the Termination Date (the “Non-Compete Period”), Employee will not directly or indirectly (on his own behalf or on behalf of any other person or entity) engage in any business (or own an interest in an individual proprietorship, partnership, corporation, joint venture, trust or

Employee	Company

other form of business entity, whether as an individual proprietor, partner, shareholder, joint venturer, officer, director, broker, employee, sales person, trustee, independent contractor, or in any manner whatsoever (except for a passive ownership interest not exceeding five percent (5%) of a publicly traded entity), that is of the type and character or that is competitive with any business conducted by the Company at any time during Employee’s employment. The parties hereby agree that the Company was engaged during Employee’s employment with the Company in the business of developing products using immunotherapy technology for neutralizing hormones that participate in gastrointestinal system and reproductive system cancer and non-cancer diseases and is also engaged in the business of research and development in the area of biotechnology, including but not limited to, hybridoma, monoclonal antibodies, and recombinant DNA (the “Business”).

(4) Agreement Not to Recruit the Company’s Employees or Consultants. Employee agrees that both during the Engagement Period and for a period of two (2) years following expiration or termination, as the case may be, of the Engagement Period for any reason (the “Non-Solicit Period”), Employee will not directly or indirectly (on his own behalf or on behalf of any other person or entity) recruit, solicit or otherwise induce any employee or consultant of the Company, or any individual or entity that had been employed or engaged as a consultant by the Company within one (1) year prior to the Termination Date to enter into an employment or a consulting relationship with any other business entity that competes with the Business.

(5) Agreement Not to Solicit the Company’s Clients/Customers. Employee agrees that until the end of the Non-Solicit Period, Employee will not directly or indirectly (on his own behalf or on behalf of any other person or entity), solicit any business similar to the Business from any clients, customers or strategic partners of the Company, or divert or attempt to divert from the Company any business relationship which existed between the Company and any such clients, customers or strategic partners.

(6) Reasonableness of this Section 3. Employee agrees that the provisions of this Section 3 are reasonable and necessary for the protection of the Company’s Confidential Information; its clients’, customers’ and strategic partners’ confidential information; its business relationships with its clients, customers and strategic partners; and its undisrupted workplace.

Employee	Company

(7) Notice to New Employer. Employee agrees that, prior to the commencement of any new employment or consultation with a person or entity in any business which is or may be similar to the Business, he will advise the person or entity of the terms of this Section 3. The Employee also agrees that the Company may advise any new or prospective employer of the existence and terms of this Agreement and may furnish said employer or Employee with a copy of the relevant provisions of this Agreement.

(8) Absence of Geographic Description; Savings Clause. Employee acknowledges that there are no geographic restrictions contained in this Section 3.B. because the Business is international and not limited to any one geographic area. Notwithstanding, if a court of competent jurisdiction finds any or all of the foregoing paragraphs invalid for lack of a specific geographic restriction, Employee agrees that the applicable geographical restriction is the United States.

(9) Remedies for Breaches of Section 3.B. In the event of a breach or potential breach of this Section 3.B., Employee acknowledges that the Company and its affiliates will be caused irreparable injury and that money damages may not be an adequate remedy and agree that the Company and its affiliates shall be entitled to injunctive relief (in addition to its other remedies at law) to have the provisions of this Section 3 enforced. It is hereby acknowledged that the provisions of this Section 3.B. are for the benefit of the Company and all of the affiliates of the Company and each such entity may enforce the provisions of this Section 3.B. and only the applicable entity can waive the rights hereunder with respect to its confidential information and Employees.

C. Consequences of Breach. Employee agrees that if he files or asserts any claims, including any charges of discrimination/retaliation with any administrative agency or any complaint in any court, waived or released by this Agreement, Employee shall be deemed to be in breach of this Agreement, and the Company shall be entitled to immediate dismissal with prejudice of any such claim.

Employee	Company

4. Assignability. If the Company or any entity resulting from any merger or consolidation with the Company is acquired by, or merged or consolidated into or with any other entity or entities, or if substantially all of the assets of the Company or any such entity are sold or otherwise transferred to another entity, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the continuing entity in or the entity resulting from such acquisition, merger or consolidation or the entity to which such assets are sold or transferred. This Agreement shall not be assignable by the Employee.

5. Amendments to Agreement. Any amendments, additions, or supplements to this Agreement shall be effective and binding on the parties only if any such amendments, additions, or supplements are in writing and signed by both parties.

6. Severability and Governing Law. If any provision (other than the waiver and release) of this Agreement is invalid, illegal or unenforceable, it shall not affect the other provisions of this Agreement, which shall remain in effect. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without reference to its choice of law rules, and venue of any action brought under this Agreement shall be exclusively in Philadelphia, Pennsylvania. Any proceeding under this Agreement shall be heard by a judge without a jury.

7. Survivability. All Paragraphs of Section 3.B. of this Agreement survive the termination and/or expiration of this Agreement.

8. Review and Revocation Period. Employee has had a reasonable period of time of up to twenty-one (21) days after the date this Agreement was delivered to him to decide whether to sign this Agreement. Employee understands that he can use all or any part of this 21-day period to decide whether to sign this Agreement.

A. Employee and the Company agree that any material or non-material changes which may be made in this Agreement after the Agreement is initially provided to Employee shall not re-start the running of the 21-day period. Employee acknowledges that he has been encouraged to consult with an attorney prior to signing this Agreement.

B. For a period of seven (7) days following the date Employee signs this Agreement (the “Revocation Period”), Employee may revoke this Agreement by providing written notice of revocation to Patrick T. Mooney, M.D., Chief Executive Officer, Aphton Corporation, 8 Penn Center, Suite 2300, 1628 JFK Boulevard, Philadelphia, PA 19103, to be received not later than 5:00 p.m. on the seventh (7th) day of the Revocation Period.

Employee	Company

C. This Agreement shall become effective and enforceable upon expiration of the Revocation Period unless this Agreement is timely revoked by Employee. The “Effective Date” of this Agreement shall be the eighth day following the signing of this Agreement by Employee, so long as the Employee has not revoked the Agreement.

9. Non-Admission; No Disparagement. Nothing in this Agreement shall be construed as an admission or concession of any liability, unlawful conduct, or wrongdoing whatsoever by either party. Employee agrees not to make any disparaging comments about the Company.

10. No Third Party Beneficiaries. There are no third beneficiaries to this Agreement.

11. Entire Agreement. This Agreement contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter.

BOTH PARTIES, HAVING HAD A FULL OPPORTUNITY TO REVIEW THE FOREGOING, AND BOTH PARTIES, BEING IN COMPLETE AND FULL AGREEMENT AS TO THE TERMS OF THIS AGREEMENT, HAVE VOLUNTARILY SIGNED THIS AGREEMENT.

Employee	Company

APHTON CORPORATION /s/ Patrick Mooney Patrick Mooney, in his capacity as Chief Executive Officer (CEO) and as authorized representative of Company	FREDERICK JACOBS /s/ Frederick Jacobs

Date: July 22, 2005 Witness:	Date: July 22, 2005 Witness:

Employee	Company